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                                                                    EXHIBIT 23.1




                                March 29, 1996




Dominion Resources Black Warrior Trust
NationsBank Center
901 Main Street, 12th Floor
Dallas, Texas  75202


Gentlemen:


        In connection with the filing of the Annual Report on Form 10K for the year ended December 31, 1995 for Dominion Resources Black Warrior Trust (the "Trust"), we delivered a report dated March 29, 1996 with respect to an estimate of the net proved reserves, future production, and income attributable to certain royalty interests of the Trust as of January 1, 1996.

        We understand that you intend that our report be included in the Annual Report and any amendments thereto, and we hereby consent to such use. We also consent to the references in the Annual Report to our firm and to the information provided therein.

                                        Very truly yours,


                                        /s/ Ryder Scott Company
                                            Petroleum Engineers

                                        RYDER SCOTT COMPANY
                                        PETROLEUM ENGINEERS

LPC/sw